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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE
Friday, July 28, 2000


                       Statement by Sizzler Headquarters


  CULVER CITY, Calif., July 28 /PRNewswire/ -- Sizzler USA was contacted earlier this week by the Milwaukee-based operator of an independent Sizzler(R) restaurant franchise. This operator informed Sizzler USA of the possibility that there had been an outbreak of E.coli infection at one Milwaukee restaurant. Although this outbreak was isolated to the Milwaukee restaurant location, Sizzler USA Chief Executive Officer Thomas E. Metzger traveled to Milwaukee to help with the outbreak investigation.

  With over 250 restaurants nationwide, Sizzler USA is proud of its system-wide record of integrity, quality and service. Sizzler USA restaurants adhere closely to the U.S. Food and Drug Administration's Hazard Analysis and Critical Control Point (HACCP) guidelines. Sizzler USA is the recipient of numerous industry commendations for cleanliness and sanitation standards.

  As Milwaukee health officials continue their assessment of the origin and cause of the E.coli occurrence, Sizzler USA is confident that franchise management will cooperate fully. Sizzler USA, which owns and operates 65 Sizzler(R) restaurants in the United States, is also associated with 200 Sizzler franchise restaurants across the country. There have been no other reported cases of food-borne illness at any restaurant in the Sizzler USA network.

  Sizzler USA is based in Culver City, California and operates 65 company-owned restaurants with 200 Sizzler (R) franchises nationwide.